Exhibit 99.1



                                                For Immediate Release
                                                Date: April 26, 2005


                                                Contact: Diane Kerner
                                                         630 Godwin Avenue
                                                         Midland Park, NJ 07432
                                                         201 - 444-7100





                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the First Quarter, 2005


Midland Park, NJ - April 26, 2005 - Stewardship Financial Corporation (OTC:SSFN.OB), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended March 31, 2005, of $1.0 million, or $0.30 basic net income per share, an increase of 15.7% and 15.4% in net income and basic net income per share respectively, as compared to net income of $867,000, or $0.26 per share for the same three (3) month period in 2004.

Diluted income per share was $0.29 for the quarter ended March 31, 2005, an increase of 11.5% over the diluted income per share of $0.26 for the quarter ended March 31, 2004.

Stewardship Financial Corporation's total assets reached $420.8 million at March 31, 2005, compared to $400.5 million at March 31, 2004, resulting in growth of 5.1%. Total loans increased 13.6% to $304.2 million at March 31, 2005, compared to $267.7 million a year ago. Total deposits were $361.0 million at March 31, 2005, compared to $340.6 million a year ago, resulting in growth of 6.0%. Total stockholders' equity increased 10.7% to $30.8 million at March 31, 2005, compared to $27.9 million a year ago.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the first quarter's net income of $1.0 million. Strong growth in commercial and consumer loans continue to contribute to our profitability."

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. During the fourth quarter of 2005, the Bank hopes to relocate its Waldwick branch to provide additional driveup facilities and open a new branch in Montville. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities, and serves both individuals and businesses. Visit our website at www.asbnow.com for additional information regarding our products and services.







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                        Stewardship Financial Corporation
                              Financial Highlights
                (unaudited) (In thousands, exceptper share data)


                                                    Three Months Ended
                                                         March 31,

                                                  2005                2004
                                                --------------------------
Selected Operating Data:
Total interest income                           $ 5,689            $ 5,168
Total interest expense                            1,287              1,259
                                                --------------------------
Net interest income before provision
     for loan loss                                4,402              3,909
Provision for loan loss                             150                120
                                                --------------------------
Net interest income after provision
     for loan loss                                4,252              3,789

Losses on sales of securities                        --                 (4)
Other noninterest income                            649                598
                                                --------------------------
Total other income                                  649                594

Noninterest expense                               3,315              3,033
                                                --------------------------
Income before income tax expense                  1,586              1,350
Income tax expense                                  582                483
                                                --------------------------
Net income                                      $ 1,004            $   867
                                                ==========================

Basic earnings per share                        $  0.30            $  0.26
Diluted earnings per share                      $  0.29            $  0.26



                                                   At March 31,
                                               2005           2004
                                             --------       --------
Selected Financial Data:
Total assets                                 $420,800       $400,518
Total loans, net of deferred loan fees        304,152        267,666
Allowance for loan losses                       3,438          2,964
Total deposits                                360,966        340,568
Stockholders' equity                           30,833         27,854


                                          At or for the three month period ended
                                                       March 31,
                                                2005             2004
                                              ---------       ----------
Selected Financial Ratios:
Annualized return on average assets (ROA)          0.97%           0.88%
Annualized return on average equity (ROE)         13.13%          12.68%
Tier 1 equity to total assets                      8.99%           8.70%
Book value per share                          $    9.13       $    8.41



All share data has been restated to include the effect of a 5% stock dividend paid in November, 2004.



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